Exhibit 99.1

 FOR IMMEDIATE RELEASE

Alison Davis-Blake Elected to

Tower International Board of Directors

LIVONIA, Mich., October 17, 2014 – Tower International, Inc. [NYSE: TOWR], a leading integrated global manufacturer of engineered automotive structural metal components and assemblies, announced that Alison Davis-Blake, Dean of the Stephen M. Ross School of Business at the University of Michigan, has been elected today to the company’s Board of Directors. She replaces Jonathan Gallen, who resigned due to other commitments.

Prior to becoming Dean at Ross in 2011, Davis-Blake had been Dean of the Carlson School of Management at the University of Minnesota since 2006; Alison was the first female Dean at both Carlson and Ross. She previously served on the faculties at Carnegie Mellon and the University of Texas. Davis-Blake is an expert in strategic human resource management and organization design.

“We are delighted to welcome Alison to our Board,” said Chairman Nicholas Chabraja and President and CEO Mark Malcolm. “Her leadership accomplishments, expertise in human resources, and connection to one of the world’s great universities can bring a fresh viewpoint and be great assets for Tower. On behalf of the Board, we also thank Jonathan for his contributions to Tower over the past four years and wish him and his family good health and success.”

Said Davis-Blake, “I am very pleased to join the Board of Tower, a well-run global company competing in an industry of such vital importance to the state of Michigan.”

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerinternational.com